Exhibit 10.4

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of January 3, 2022 by and between EVERETT CO-OPERATIVE BANK, a Massachusetts chartered savings bank (the “Bank”) and JOHN MIGLIOZZI (“Executive”).

WHEREAS, the Executive has accepted employment with the Bank as its Chief Lending Officer; and

WHEREAS, given the senior executive position Executive will hold with the Bank, a condition of the Bank’s offer of employment and the benefits provided thereunder, the Executive agreed to enter into this Agreement and abide by the restrictive covenants set forth herein; and

WHEREAS, Executive has reviewed this Agreement with his legal counsel and desires to enter into this Agreement;

NOW, THEREFORE, as a condition of employment with the Bank and in consideration of the benefits provided to the Executive in connection with his offer of employment with the Bank, the parties hereby agree as follows:

1.
Confidentiality. For purposes of this Agreement, “Confidential Information” shall include, but shall not be limited to: financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus, or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; investment models, practices, procedures, strategies, or related information; research and/or analysis; and information concerning Customers or Prospective Customers. Confidential Information shall not include information falling within the description of Confidential Information that already is available to the public through no unauthorized act of Executive and salary, bonus, or other personnel information specific to Executive, nor should the paragraph be construed so as to interfere with Executive’s right to use his general knowledge, experience, memory, and skills, whenever or wherever acquired, in any future employment. For purposes of this Agreement, the terms “includes”, “including” and similar variations thereof are intended to be illustrative, and any illustrative items that follow any such terms shall not be limited to such illustrative items.

Executive agrees that:

(a)	While working for the Bank or an Affiliate, Executive may develop, acquire, have access to and/or otherwise have knowledge of Confidential Information.

(b)	Confidential Information is and will continue to be the sole and exclusive property of the Bank and/or its Affiliates.

(c)
Executive will use Confidential Information only in the performance of Executive’s duties for the Bank an Affiliate. Executive will not use Confidential Information at any time (during or after Executive’s employment with the Bank) for Executive’s personal benefit, for the benefit of any Person (as defined below) other than the Bank and/or an Affiliate, or in any manner adverse to the interests of the Bank, an Affiliate or Bank customers.

(d)
Executive will not disclose Confidential Information at any time (during or after Executive’s employment with the Bank) except (x) as such disclosure may be required or appropriate in connection with Executive’s service to the Bank, or (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive agrees to provide the Bank written notice ten (10) days prior to any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Bank to limit the extent of such disclosure. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Executive from disclosing Confidential Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit the Executive from exercising any protected right afforded the Executive under applicable law.

(e)
Executive will safeguard Confidential Information by all reasonable steps and abide by all policies and procedures of the Bank in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes.

(f)
Executive will execute and abide by all confidentiality agreements that the Bank reasonably requests Executive to sign or abide by, whether those agreements are for the benefit of the Bank its Affiliates or a customer thereof.

(g)
When Executive’s employment relationship with the Bank ends, Executive will immediately return to the Bank all materials containing and/or relating to Confidential Information and, except as the Bank may, in its sole discretion, expressly permit in writing, all equipment provided to Executive by the Bank during Executive’s employment, including without limitation all computers, laptops, cellular telephones, printers, facsimile machines and scanners. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Bank and/or its Affiliates.

Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

2.
Access Codes; Passwords. Executive shall provide all access codes, passcodes, and administrator rights to any account opened by the Executive on behalf of the Bank to the Chief Executive Officer of the Bank at any time during or after Executive’s employment on demand.

3.
Non-Solicitation. While Executive is employed by the Bank and for a period of 12 months after Executive’s employment with the Bank ends (regardless of the reason therefor) (the “Restricted Period”), Executive will not, without the express prior written consent of the Bank:

(i)
solicit, induce, or assist any third Person in soliciting or inducing any Person that is (or was at any time within the 12 months prior to the solicitation or inducement) an employee, consultant, independent contractor or agent of the Bank and/or any Affiliate to leave the employment of the Bank and/or any Affiliate or cease performing services as an independent contractor, consultant or agent of the Bank and/or any Affiliate; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (i);

(ii)
hire, engage, or assist any third party in hiring or engaging, any individual that is or was (at any time within 12 months prior to the attempted hiring) an employee of the Bank and/or any Affiliate; or

(iii)
other than for the benefit of the Bank and/or any Affiliate, solicit or interfere with the relationships of the Bank and/or any Affiliate with, or endeavor to entice away from the Bank and/or any Affiliate for a Competing Business, any Person that is or was (at any time within the 12-month period preceding the date that Executive’s employment with the Bank ends), a customer or "Prospective Customer" (as defined below) of the Bank; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (iii). For purposes of this Agreement, the term “Customer” includes any person or entity who, during the 12-month period prior to the Executive’s termination with the Bank, is or was a customer of the Bank or an Affiliate. Notwithstanding the foregoing, the term “Customer” does not include any person who is a member of Executive’s immediate family, defined to include Executive’s spouse; his parents and his spouse's parents; his grandparents and his spouse’s grandparents; Executive’s siblings and his spouse’s siblings; Executive’s aunts and uncles and his spouse’s aunts and uncles; Executive’s children and his spouse’s children, including adoptive children; and the spouses and children, including adoptive children, of any of the above family members. A “Prospective Customer” is any Person with respect to whom or which the Bank and/or any Affiliate was engaged in solicitation at any time during the 12-month period preceding the date that Executive’s employment with the Bank ends and in which solicitation Executive was in any way involved or of which Executive otherwise had any knowledge or reasonably should have had any knowledge.

For purposes of this Agreement:

"Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Bank has any direct ownership interest shall be treated as an Affiliate of the Bank. For the avoidance of doubt, any holding company of the Bank shall be an Affiliate of the Bank.
"Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with"), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

4.	Remedies Upon Breach.

(a)
Executive agrees that the restrictions contained in Sections 1, 2, and 3 of this Agreement are necessary and appropriate to protect the business and goodwill of the Bank and its Affiliates, and Executive considers them reasonable for such purpose. Executive agrees that the restrictions contained in this Agreement will not prevent Executive from obtaining gainful employment should Executive’s employment with the Bank end. Executive agrees that in any action seeking specific performance or other equitable relief, Executive will not assert or contend that any of the provisions of this Agreement are unreasonable or otherwise unenforceable.

(b)
Executive further agrees that in the event of Executive’s breach or threatened breach of any of the provisions of Sections 1, 2 and 3 of this Agreement, the Bank would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, Executive agrees that in the event of a breach or threatened breach of any of those provisions, in addition to such other remedies that the Bank may have at law, without posting any bond or security, the Bank shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, as well as attorneys’ fees and costs and an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such breach. The seeking of such injunction or order shall not affect the right of the Bank to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

5.
Post-Employment Cooperation. Executive agrees that, during Executive’s employment, and for a period of two (2) years after Executive’s employment with the Bank ends (regardless of the reason therefor), upon reasonable request from the Bank, and after Executive’s employment ends, subject to Executive’s other business commitments, Executive will cooperate with the Bank in the defense of any claims or actions that may be made by or against the Bank that relate to the period of Executive’s employment with the Bank. The Bank agrees, to the extent permitted by applicable law, regulation and/or court rules, to reimburse Executive for Executive’s reasonable travel and other direct expenses incurred by Executive in extending such cooperation, so long as Executive provides advance written notice of the request for reimbursement and provides satisfactory documentation of the expenses to comply with Executive’s obligations under this Section 5.

6.
Prior Agreements. Executive represents that except as Executive has fully disclosed previously in writing to the Bank, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment with the Bank or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement as an employee of the Bank does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Bank. Executive will not disclose to the Bank or induce the Bank to use any confidential or proprietary information or material belonging to any previous employer or others.

7.
Survival and Assignment. Executive understands that Executive’s obligations under this Agreement will continue in accordance with its express terms regardless of any changes in Executive’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment. Executive further understands that Executive’s obligations under this Agreement will continue following the termination of Executive’s employment regardless of the manner of such termination and will be binding upon Executive’s heirs, executors and administrators. Executive understands and agrees that the Bank has the right to assign this Agreement to its successors and assigns.

8.
Disclosure to Future Employers. During the Restricted Period (as defined in Section 3), Executive will provide a copy of this Agreement to any prospective employer, partner or co- venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

9.	Governing Law. The Parties agree that this Agreement shall be governed in all respects by the law of the Commonwealth of Massachusetts, without regard to that state’s choice of law provisions.

10.
Severability. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. This Agreement is to be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. The covenants and restrictions contained in this Agreement shall be deemed a series of separate covenants and restrictions. If, in any judicial proceeding, a court of competent jurisdiction should refuse to enforce all of the separate covenants and restrictions in this Agreement, then such unenforceable covenants and restrictions shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

11.
Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

12.
Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Bank, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.
Notice. For the purposes of this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified U.S. mail, postage prepaid with return receipt requested, and by regular U.S. mail, postage prepaid, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notice to the Bank.

14.	Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.
Review. Executive represents and warrants that: (i) Executive has read this Agreement and understands all the terms and conditions hereof; (ii) Executive has entered into this Agreement of Executive’s own free will and volition; (iii) Executive has been advised by the Bank that this Agreement is a legally binding contract and that Executive should seek Executive’s own independent attorney to review it; (iv) Executive has been afforded ample opportunity to consult with Executive’s own attorney regarding this Agreement; and (v) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for Executive’s employment by the Bank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EVERETT CO-OPERATIVE BANK

By:	/s/ Richard J. O’Neil, Jr.
Richard J. O’Neil, Jr. President and Chief Executive Officer

EXECUTIVE

By:	/s/ John Migliozzi
John Migliozzi